EXHIBIT 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of July 27, 2007 by and between Max Capital Group Ltd. (the “Company”) and Peter A. Minton (“Executive”).

WHEREAS, the Company employs Executive as its Executive Vice President and Chief Operating Officer and desires to continue to retain the services of Executive and Executive desires to continue to work for and be employed by the Company in such capacity; and

WHEREAS, the parties now desire to enter into this Employment Agreement (the “Agreement”) setting forth the terms and conditions of the employment relationship of Executive with the Company; and

WHEREAS, the Company and Executive desire that this Agreement replace and supersede any and all existing employment arrangements and agreements between Executive and the Company and/or its subsidiaries.

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. Employment. The Company hereby agrees to employ Executive as the Executive Vice President and Chief Operating Officer of the Company (the “COO”), and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2. Employment Period. The period of employment of Executive by the Company under this Agreement shall commence on April 1, 2007 (the “Effective Date”) and shall continue until the third anniversary of the Effective Date (the “Initial Term”). This Agreement shall be automatically extended for successive additional one year terms (each a “Renewal Term”), unless either party delivers to the other party written notice of non-renewal at least six (6) months prior to the end of the Initial Term or any Renewal Term (the Initial Term and any Renewal Terms are hereinafter referred to as the “Employment Period”). The Employment Period may be sooner terminated as provided in Section 6 hereof.

3. Position and Duties. During the Employment Period, except as otherwise provided in this Agreement, Executive shall serve as COO and shall report directly to the Chief Executive Officer of the Company. Executive shall have all of those powers and duties normally associated with the position of COO of entities comparable to the Company and such other powers and duties as may be prescribed by the Company; provided, that, such other powers and duties are consistent with Executive’s position as COO and do not violate any applicable laws or regulations. Executive shall perform his duties to the best of his abilities and shall devote substantially all of his working time, attention and energies to the performance of his duties for the Company. If requested by the Board of Directors of the Company (the “Board”), Executive shall serve as an officer and/or director of any of the Company’s affiliates or subsidiaries (collectively with the Company, the “Group”) for no additional compensation. Notwithstanding the foregoing, to the extent the following do not materially interfere with the performance of Executive’s duties hereunder, Executive shall be permitted to (i) manage his personal affairs and (ii) be involved with charitable and professional activities.

4. Place of Performance. The principal place of employment of Executive shall be at the Company’s office in Bermuda; provided, that, Executive may be required to travel on Company business from time to time during the Employment Period as may be reasonably necessary to carry out his duties under this Agreement.

5. Compensation and Related Matters.

(a) Base Salary and Bonus. During the Employment Period, the Company shall pay to Executive a base salary at the rate of not less than US$500,000 per year (“Base Salary”). Executive’s Base Salary shall be paid in accordance with the Company’s customary payroll practices. Each year during the Employment Period, the Board or its designated committee shall review Executive’s Base Salary for increase (but not decrease), consistent with the compensation practices and guidelines of the Company. If Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. In addition to Base Salary, Executive shall continue to be eligible for an annual bonus (the “Bonus”) determined in accordance with the bonus policy applicable to other senior executive officers of the Group in the same geographic location. At the commencement of each calendar year or shortly thereafter during the Employment Period, the Board or its designated committee shall provide to Executive a target bonus amount for such year (the “Target Bonus”). Any Bonus earned during a calendar year shall be paid at such time as the Company customarily pays annual bonuses; provided, that, Executive is still employed as of such date; provided, further, that if Executive’s employment terminates under Section 6(a), 6(b), 6(d), 6(e) or 6(h) hereof, he shall receive a pro-rata portion of his Bonus for the year in which termination occurs, as determined in the good faith opinion of the Board or its designated committee (a “Pro-Rata Bonus”), which shall be paid on or before March 15 of the calendar year following the year in which it was earned. Except as otherwise provided by the Board or herein, Executive shall not be paid any portion of the Bonus unless he is employed on the date the Company customarily pays annual bonuses; however, for the avoidance of doubt, the preceding requirement that Executive be employed on the payment date shall not be applicable to the Pro-Rata Bonus, and the Pro-Rata Bonus shall be fully earned as of the first day of the fiscal year in which such termination occurs and shall become payable when bonuses are paid to other senior executives of the Company and Executive, but in no event later than March 15 of the year following the year of termination.

(b) Expenses. During the Employment Period, the Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(c) Vacation. During the Employment Period, Executive shall be entitled to the amount of paid vacation per year that other senior executive officers of the Company with similar tenure are entitled under the Company’s policies, but in no event less than four (4) weeks per year, to be used and accrued in accordance with the Company’s policy as it may be established from time to time. In addition to vacation, Executive shall be entitled to the number of sick days, personal days and national holidays per year that other senior executive officers of the Group with similar tenure and in the same geographic location are entitled under the Company’s policies.

(d) Employee Benefit Plans. During the Employment Period, Executive shall continue to be entitled to participate in such employee benefit plans and insurance programs offered to other senior executive officers of the Group in the same geographic location, in accordance with the eligibility requirements for participation therein.

(e) Other Perquisites. During the Employment Period, Executive shall be entitled to receive such other perquisites commensurate to the perquisites provided to other Executive Vice Presidents of the Group in the same geographic location, including without limitation (i) housing allowance, (ii) club dues allowance, (iii) auto allowance, (iv) travel allowance, (v) tax and financial planning services and (vi) tax gross-up allowance; provided, that in no event will the housing allowance be less than US$10,000 per month during the Employment Period.

6. Termination. Executive’s employment hereunder may be terminated under the following circumstances:

(a) Death. Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for a period of at least 120 consecutive days or 180 non-consecutive days within any 365-day period, the Company shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement or any law.

(c) Cause. The Company shall have the right to terminate Executive’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, “Cause” shall mean (i) habitual drug or alcohol use which impairs the ability of Executive to perform his duties hereunder; (ii) Executive’s conviction during the Employment Period by a court of competent jurisdiction, or a pleading of “no contest” or guilty to a felony or the equivalent if outside the United States; (iii) Executive’s engaging in fraud, embezzlement or any other illegal conduct with respect to the Company which acts are materially harmful to, either financially, or to the business reputation of, the Company or any other member of the Group; (iv) Executive willfully violating the Restrictive Covenants set forth in Section 9 of this Agreement; (v) Executive’s willful failure or refusal to perform his duties hereunder (other than such failure caused by Executive’s Disability or while on vacation), after a written demand for performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has failed or refused to perform his duties; (vi) Executive otherwise breaches any material provision of this Agreement or any Group policies related to conduct which is not cured, if curable, within 10 days after written notice thereof; or (vii) Executive’s willful misconduct which is directly related to the employment relationship and which has a material and detrimental effect on the Company or the Group. No act or failure to act by Executive shall be deemed “willful” unless done, or omitted to be done, (i) by Executive not in good faith and (ii) without a reasonable belief that his action or omission was in the best interest of the Company. However, acts or failures to act will not be deemed to be “willful” if Executive is specifically directed to take (or not take) such action by the Board, unless Executive in good faith believes such directives are illegal and Executive promptly notifies the Board thereof. The Company shall have the right to suspend Executive with pay in order to investigate any event which it reasonably believes may provide a basis to terminate Executive’s employment for Cause and such action shall not give Executive Good Reason to terminate his employment.

(d) Good Reason. Executive may terminate his employment with the Company for “Good Reason” within thirty (30) days after Executive has knowledge of the occurrence, without Executive’s written consent, of one of the following events that has not been cured, if curable, within thirty (30) days after written notice thereof has been given by Executive to the Company and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, “Good Reason” shall mean: (i) any material and adverse change to Executive’s duties, responsibilities, reporting or authority which is inconsistent with his title and position of COO, (ii) a diminution of Executive’s title or position as COO; (iii) the relocation of Executive’s office outside of Bermuda; (iv) a reduction of Executive’s Base Salary; (v) a reduction of Executive’s Target Bonus opportunity below 50% of Base Salary or (vi) a material breach by the Company of any other obligations of the Company under this Agreement which is not cured, if curable, within ten (10) days following written notice thereof.

(e) Without Cause. The Company shall have the right to terminate Executive’s employment hereunder without Cause at any time by providing Executive with a Notice of Termination at least sixty (60) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement; provided, that, the Company may elect to immediately terminate Executive without Cause under this clause (e) and in lieu of advance notice, continue to pay to Executive the same compensation and benefits during the advance notice requirement set forth herein (e.g., sixty (60) days less the period, if any, of advance notice) as if Executive had continued to remain employed during such advance notice period in addition to compensation to be paid to Executive under Section 8(a).

(f) Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination where such termination shall not be effective until the end of the month immediately following the last day of the quarter of the fiscal year in which such Notice of Termination is given, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. The Company may elect to waive any such advance notice requirement in which case Executive’s termination under this Section 6(f) shall be effective as of the date the Company provides in such waiver.

(g) Expiration of the Employment Period. Executive’s employment hereunder shall terminate upon either the Company or Executive providing notice not to renew the Employment Period in the manner contemplated pursuant to Section 2 of this Agreement.

(h) Retirement. Executive may terminate employment on account of Retirement, provided, that, the Company and Executive mutually agree on such termination. For purposes hereof, Executive will be eligible for Retirement if the sum of Executive’s age and years of service as an employee of the Company equal or exceed fifty-five (55) and Executive is at least fifty (50) years of age.

7. Termination Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided, that, Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated pursuant to Section 6(c), 6(d), or 6(e), at least sixty (60) days after the giving of such notice unless the Company elects to terminate Executive’s employment immediately and continue to provide compensation as set forth in Section 6(e), in which case the Date of Termination shall be the date set forth in the Notice of Termination, (iv) if Executive’s employment is terminated pursuant to Section 6(f), the end of the month following the last day of the quarter of the fiscal year in which the Notice of Termination is given (unless waived by the Company), (v) if Executive’s employment is terminated pursuant to Section 6(g), the expiration of the Employment Period, and (vi) if Executive’s employment is terminated pursuant to Section 6(h), the date mutually agreed upon by Executive and the Company; provided, that, if applicable, the Notice of Termination shall not be effective until the cure period has expired and such event or events leading to such termination have not yet been cured.

8. Compensation Upon Termination. In the event Executive’s employment is terminated, the Company shall provide Executive with the payments set forth below and shall not be required to provide any other payments or benefits to Executive upon such termination. Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages with respect to the termination of his employment and that prior to receiving any such payments under Section 8 and as a material condition thereof, Executive shall, if requested by the Company, sign and agree to be bound by a general release of claims against the Company and any other members of the Group related to Executive’s employment (and termination of employment) with the Company substantially in the form attached hereto as Exhibit A (the “General Release”), subject to such changes as may be required to preserve the intent thereof for changes in applicable law; provided, that, if Executive should fail to execute such General Release within 45 days following the later of (i) the Date of Termination or (ii) the date Executive actually receives an execution copy of such General Release which shall be delivered to Executive within five (5) business days following his Date of Termination, the Company shall not have any obligations to provide the payments contemplated under this Section 8. Upon Executive’s termination of employment for any reason, upon the request of the Board, he shall resign any membership or positions that he then holds with the Company or any other members of the Group or is or was serving at the request of the Company or any other member of the Group, as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise.

(a) Termination by the Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause under Section 6(e) or by Executive for Good Reason under Section 6(d):

(i) as soon as practicable following such termination but no later than ninety (90) days after the Date of Termination, the Company shall pay to Executive: his accrued, but yet unpaid Base Salary earned through the Date of Termination, his accrued, but unpaid Bonus, if any, earned for the year immediately prior to the year in which the Date of Termination occurs and any accrued, but unused vacation pay through the Date of Termination (the “Accrued Obligations”); and

(ii) provided Executive does not breach Section 9 or any other term of this Agreement following his termination, in which case all payments under this clause (ii) shall cease, the Company shall pay to Executive, in 12 substantially equal monthly installments, an amount equal to the product of (A) and (B), where (A) is equal to 1/12 and (B) is equal to the sum of (i) the greater of (x) Executive’s Base Salary in effect on the Date of Termination or (y) Executive’s Base Salary in effect immediately before a reduction of such Base Salary that would constitute Good Reason, plus (ii) Executive’s Bonus (if any) paid or payable to Executive with respect to the fiscal year that ended immediately prior to the fiscal year in which such Date of Termination occurred, with such payments beginning on the first day following the applicable revocation period set forth in the General Release contemplated in this Section 8 (the “Severance Payment Date”). Notwithstanding the foregoing, if the Board (or its delegate) determines in its discretion that severance payments due under this Section 8(a)(ii) are determined to be “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and that Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such severance payments shall commence no earlier than the first day of the seventh month following the month in which Executive’s termination occurs (the “Specified Employee Severance Payment Date”) (with the first such payment being a lump sum equal to the aggregate severance payments Executive would have received during such six-month period if no such delay had been imposed); for purposes of this Agreement, whether Executive is a “specified employee” will be determined in accordance with the written procedures adopted by the Board subsequent to the execution of this Agreement which are incorporated by reference herein;

(iii) the Company shall reimburse Executive within ninety (90) days of the Date of Termination pursuant to Section 5(b) for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

Notwithstanding clause (ii) of this Section 8(a), if Executive’s employment is terminated pursuant to Section 6(d) or Section 6(e) in connection with, or upon the occurrence of, or within twelve (12) months following, a Change in Control, as defined below, in lieu of the payments described in clause (ii) of this Section 8(a), Executive shall receive a lump sum payment, within ten (10) days of the Severance Payment Date or the Specified Employee Severance Payment Date, whichever is applicable, equal to two times the sum of (x) his then current Base Salary plus (y) his then current Target Bonus. For purposes of this Agreement, a Change in Control shall mean (i) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company or Max Bermuda Ltd.; (ii) any “person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is or becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent 51% or more of the combined voting power of the Company’s then outstanding voting securities; (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board whose nomination by the shareholders of the Company was approved by a vote of the Board then still in office who are either directors at the beginning of such period or whose election or nomination for election was so previously approved) cease for any reason to constitute a majority of the Board then in office; or (iv) the Board or the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 80% of the total voting power represented by the voting securities of the Company immediately after such merger or consolidation, or the Board or shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one or a series of transactions) of all or substantially all of the Company’s assets.

(b) Termination by the Company for Cause; by Executive Without Good Reason; or Expiration of the Employment Period by Reason of Executive Providing the Notice Contemplated by Section 2 of this Agreement. If Executive’s employment is terminated by the Company for Cause under Section 6(c), by Executive without Good Reason under Section 6(f), or upon expiration of the Employment Period under Section 6(g) by reason of Executive providing the notice not to renew the Employment Period which is contemplated by Section 2 of this Agreement:

(i) the Company shall pay to Executive, as soon as practicable following the Date of Termination, his accrued but yet unpaid Base Salary and accrued and unused vacation pay earned through the Date of Termination; and

(ii) the Company shall reimburse Executive pursuant to Section 5(b) for reasonable expenses incurred, but not paid prior to such termination of employment.

(c) Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b) offset, on a dollar-for-dollar basis, by any insurance or social security payments made to Executive relating to such disability. In the event Executive’s employment is terminated for Disability pursuant to Section 6(b):

(i) the Company shall pay in a lump sum to Executive as soon as practicable following the Date of Termination the Accrued Obligations and Pro-Rata Bonus; and

(ii) the Company shall reimburse Executive pursuant to Section 5(b) for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

(d) Death. If Executive’s employment is terminated by his death:

(i) the Company shall pay in a lump sum to Executive’s beneficiary, legal representatives or estate, as the case may be, the Accrued Obligations and Pro-Rata Bonus; and

(ii) the Company shall reimburse Executive’s beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 5(b) for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iii) Executive’s beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company.

(e) Expiration of the Employment Period by Reason of the Company Providing the Notice Contemplated by Section 2 of this Agreement. If Executive’s employment is terminated upon expiration of the Employment Period by reason of the Company providing the notice not to renew the Employment Period contemplated by Section 2 of this Agreement, in addition to the amounts contemplated by Section 8(b) of this Agreement, provided Executive does not breach Section 9 or any other term of this Agreement following the expiration of the Employment Period, in which case all payments under this clause (e) shall cease, the Company shall continue to pay to Executive his Base Salary at the rate in effect on the Date of Termination for six (6) months following the Date of Termination beginning on the Severance Payment Date, or the Specified Employee Severance Payment Date, whichever is applicable; provided, that, if the Board (or its delegate) determines in its discretion that severance payments due under this Section 8(e) are “nonqualified deferred compensation” within the meaning of Section 409A of the Code and that Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such severance payment shall be made in a lump sum on the Specified Employee Severance Payment Date.

(f) Retirement. If Executive’s employment is terminated on account of his Retirement under Section 6(g):

(i) the Company shall pay in a lump sum to Executive as soon as practicable following the Date of Termination the Accrued Obligation; and

(ii) the Company shall pay in a lump sum to Executive as soon as practicable following the Date of Termination the Pro-Rata Bonus; provided, that, during the remainder of the calendar year in which Executive terminates employment, Executive shall not enter into any employment, consulting, service or similar arrangements or accept any directorship that has not been pre-approved by the Board of Directors (or its designated committee) in its sole discretion; provided, further, that, in the event that Executive does enter into any such employment, consulting, service or similar arrangement or accepts any unapproved directorship during the remainder of the calendar year in which Executive terminates, Executive shall immediately reimburse the Company for the Pro-Rata Bonus; and

(iii) the Company shall reimburse Executive pursuant to Section 5(b) for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

(g) Mitigation; Offset. Except as specifically provided hereunder, Executive shall not be required to mitigate damages resulting from his termination of employment, and any compensation received by Executive from future employment after the Date of Termination shall not reduce any amounts owed to Executive under this Agreement.

9. Restrictive Covenants.

(a) Acknowledgments. Executive acknowledges that: (i) as a result of Executive’s continued employment by the Company, Executive has obtained and will obtain Confidential Information (as defined below) including substantial trade secrets; (ii) the Confidential Information has been developed and created by the Group at substantial expense and the Confidential Information constitutes valuable proprietary assets; (iii) the Group will suffer substantial damage and irreparable harm which will be difficult, if not impossible, to compute if, during the Employment Period and thereafter, Executive should enter a Competitive Business (as defined herein) in violation of the provisions of this Agreement; (iv) the Group will suffer substantial damage which will be difficult, if not impossible to compute if, during the Employment Period or thereafter, Executive should solicit or interfere with the Group’s employees, clients or customers (collectively, “customers”) or should divulge Confidential Information relating to the business of the Group; (v) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Group; (vi) the Company would not have hired or continued to employ Executive, nor granted other benefits contemplated under this Agreement, unless Executive agreed to be bound by the covenants below; and (vii) the provisions of this Agreement will not preclude Executive from other gainful employment. “Competitive Business” as used in this Agreement shall mean (x) any business in the insurance or reinsurance industry anywhere within the geographical areas in which the Group is conducting its business operations or providing services as of the Date of Termination or (y) the pursuit of any project known to Executive and which the Group is actively pursuing, developing or attempting to develop as of the Date of Termination (or within six (6) months prior to the Date of Termination) while the Group is (or is contemplating actively) pursuing such project directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization. “Confidential Information” as used in this Agreement shall mean any and all confidential and/or proprietary trade secrets, knowledge, data, or information of the Group including, without limitation, any: (A) drawings, inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Group, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (B) information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans and strategies, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, clients or customers, client or customer history, client or customer preferences, or distribution arrangements; (C) any information regarding the skills or compensation of employees, suppliers, agents, and/or independent contractors of the Group; (D) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Group; (E) information about the Group’s investment program, trading methodology, or portfolio holdings; or (F) any other information, data or the like that is labeled confidential or described to Executive as confidential.

(b) Confidentiality. In consideration of the benefits provided for in this Agreement, Executive agrees not to, at any time, either during the Employment Period or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement, and to keep in the strictest confidence any Confidential Information, except (i) as may be necessary to the performance of Executive’s duties hereunder, (ii) with the Company’s express written consent, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of Executive’s breach of any of his obligations hereunder, (iv) where required to be disclosed by court order, subpoena or other government process and in such event, Executive shall cooperate with the Company in attempting to keep such information confidential to the maximum extent possible. Upon the request of the Company, Executive agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information.

(c) Non-Compete. Executive acknowledges that as the Company’s COO, he has access to substantial Confidential Information, including but not limited to information regarding the Company’s clients, customers, goals, strategies, pricing, and trade secrets. Executive further acknowledges that should he become employed by or affiliated with a competitor of the Company, he inevitably would disclose the Company’s Confidential Information in the course of providing services to such competitor. Therefore, in light of the substantial compensation and severance payments Executive is eligible to receive under this Agreement, Executive covenants and agrees that during the Employment Period and for a period of one (1) year following the termination of his employment for whatever reason (six (6) months upon expiration of the Employment Period contemplated by Section 2 of this Agreement unless the Company elects, in its sole discretion, to apply the one (1) year Non-Compete Period set forth above and make payments to Executive of Base Salary for six (6) more months than contemplated in Section 8) (the “Non-Compete Period”), he will not directly or indirectly provide management, consulting, administrative, advisory, strategic, marketing, sales, or executive services to any Competitive Business.

(d) Non-Solicitation of Employees. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Non-Compete Period, Executive shall not, without the prior written permission of the Company directly or indirectly solicit, employ, retain, or have or cause any other person or entity to solicit, employ, or retain, any person who (i) is employed or is providing services to the Company or any of its subsidiaries at the time of Executive’s termination of employment or (ii) is or was providing services to the Company or any of its subsidiaries within the twelve (12) month period before or after Executive’s termination of employment. During the Employment Period and for the Non-Compete Period, Executive also shall not request or cause any employee of the Group to breach or threaten to breach any terms of said employee’s agreements with the Company or any of its subsidiaries or to terminate such employee’s employment with the Company or any of its subsidiaries.

(e) Non-Solicitation of Clients and Customers. In consideration of the benefits provided for in this Agreement, Executive covenants and agrees that during the Non-Compete Period, he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant, except Executive may be a passive investor in a business so long as his interest therein is less than two percent (2%)), directly or indirectly: (i) solicit work from any person or entity who Executive knows or should know (xx) are current clients or customers of the Company or any of its subsidiaries, (yy) were customers or clients of the Company or any of its subsidiaries during the twelve (12) months preceding Executive’s termination, or (zz) were actively being pursued by the Company or any of its subsidiaries during the last six (6) months of Executive’s employment; (ii) request or cause any clients or customers to cancel or terminate any business relationship with the Company or any of its subsidiaries involving services or activities which were directly or indirectly the responsibility of Executive during his employment; or (iii) pursue any project that Executive knows or should know the Company or any of its subsidiaries are actively pursuing (or were actively pursuing within six (6) months of Executive’s termination).

(f) Post-Employment Property. The parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) related to the business of the Group that Executive, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during the Employment Period, whether or not during regular business hours and created, conceived or prepared on the Group’s premises or otherwise shall be the sole and complete property of the Group. More particularly, and without limiting the foregoing, Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) — (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Group’s premises or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Group, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. Executive further agrees promptly to disclose in writing and deliver to the Company all Intellectual Property Products created during his engagement by the Company, whether or not during normal business hours. Executive agrees that all works of authorship created by Executive during his engagement by the Company shall be works made for hire of which the Group is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Executive during his engagement by the Company is not a work made for hire, Executive hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the applicable Group entity. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Group all rights in any Intellectual Property Product created by Executive during his engagement by the Company, Executive hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Company. Executive agrees to execute, immediately upon the Company’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Executive is engaged by the Company at the time such request is made, in order to permit the Group and/or its respective assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications or consequences. Upon termination of Executive’s employment by the Company for any reason whatsoever, and at any earlier time the Company so requests, Executive will immediately deliver to the custody of the person designated by the Company all originals and copies of any documents and other property of the Company in Executive’s possession, under Executive’s control or to which he may have access.

(g) Non-Disparagement. The parties acknowledge and agree that they will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the other party, and in the case of the Group, its officers, directors, partners, executives or agents thereof, in either a professional or personal manner at any time during or following the Employment Period.

(h) Enforcement. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Section 9, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Group and that money damages will not provide an adequate remedy to the Group. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Accordingly, Executive consents to the Company’s seeking the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement. In addition, the Company shall have the right to cease making any payments or provide any benefits to Executive under this Agreement in the event he breaches or threatens to breach any of the provisions hereof (and such action shall not be considered a breach under the Agreement).

(i) EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SECTION 9 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS HE CONSIDERED NECESSARY AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

10. Resolution of Differences Over Breaches of Agreement. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Section 9 of this Agreement. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by binding arbitration for resolution in Bermuda in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect, subject to Section 9(h). The power of the Arbitrator shall be limited to interpreting this Agreement as written, and the Arbitrator shall state in writing the reasons for his or her award and the legal and factual conclusions underlying the award. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. The losing party in any such dispute shall pay each parties’ expenses, including reasonable legal fees, in such dispute.

11. Indemnification. If Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was a director or officer of the Company or any other entity within the Group or is or was serving at the request of the Company or any other member of the Group as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, Executive shall be indemnified and held harmless by the Company and/or Parent to the fullest extent authorized by the Company’s and/or Parent’s bye-laws and/or charter, as the same exists or may hereafter be amended, against all expenses incurred or suffered by Executive in connection therewith, except for willful misconduct or any acts (or omissions) of gross negligence by Executive.

12. Successors; Binding Agreement. The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and Executive and his heirs, executors and administrators, and shall be assignable by the Company to any entity acquiring substantially all of the assets of the Company (or its permitted assigns), whether by merger, consolidation, sale of assets or similar transactions.

13. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by certified or registered mail, or via overnight carrier or facsimile, return receipt requested, postage prepaid, addressed, in the case of Executive, to the last address on file with the Company and if to the Company, to its executive offices or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without reference to the principles of conflict of laws. Notwithstanding the foregoing, to the extent that Bermuda law restricts the ability of the Company to fully comply with the express terms of this Agreement, the Company may modify this Agreement to the extent necessary to comply with such law and such modification shall not be deemed to be a breach of this Agreement by the Company.

15. Amendment. No provision of this Agreement may be amended, modified, or waived unless such amendment or modification has been approved by the Company and is agreed to in a writing signed by Executive and a representative of the Company (excluding Executive), and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16. Survival. The respective obligations of, and benefits afforded to, Executive and the Company as provided in Sections 8 through 11 of this Agreement shall survive the termination of this Agreement.

17. No Conflict of Interest. During the Employment Period, Executive shall not, directly or indirectly, render service, or undertake any employment or consulting agreement with another entity without the express written consent of the Board.

18. Counterparts. This Agreement may be executed in two or more-counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled as of the date hereof.

20. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

21. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

22. Representation. Executive represents and warrants to the Company, and Executive acknowledges that the Company has relied on such representations and warranties in employing Executive, that neither Executive’s duties as an employee of the Company nor his performance of this Agreement will breach any other agreement to which Executive is a party, including without limitation, any agreement limiting the use or disclosure of any information acquired by Executive prior to his employment by the Company. In the course of performing Executive’s work for the Company, Executive will not disclose or make use of any information, documents or materials that Executive is under any obligation to any other party to maintain in confidence. In addition, Executive represents and warrants and acknowledges that the Company has relied on such representations and warranties in employing Executive, that he has not entered into, and promises that he will not enter into, any agreement, either oral or written, in conflict herewith. If it is determined that Executive is in breach or has breached any of the representations set forth herein, the Company shall have the right to terminate Executive’s employment for Cause.

23. Section 409A. If any payments of compensation or benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant with Section 409A of the Code; otherwise, such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company and reasonably acceptable to Executive, that does not cause such an accelerated or additional tax.

24. Joint Drafting. The Company and Executive acknowledge and agree that this Agreement was jointly drafted by the Company on the one side and by Executive on the other side. Neither party, nor any party’s counsel, shall be deemed the drafter of this Agreement in any proceeding that may hereafter arise between them.

25. Severability. No provision of this Agreement shall be construed as prohibited by law or otherwise invalid or unenforceable if such provision is capable of being construed in any manner so as to make such provision valid or enforceable. If, at any time, provisions of this Agreement shall be determined to be invalid or unenforceable under any applicable law, this Agreement shall be considered divisible and severable, such that all impermissible provisions may be stricken from the Agreement and all permissible provisions will remain in full force and effect. A reviewing court or arbitrator(s) also shall have the authority to blue pencil this Agreement, amending the Agreement so as to be reasonable and enforceable. Executive and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

26. Review by Counsel. Executive represents and warrants that this Agreement is the result of full and otherwise fair faith bargaining over its terms following a full and otherwise fair opportunity to have legal counsel for Executive review this Agreement and to verify that the terms and provisions of this Agreement are reasonable and enforceable. Executive acknowledges that he has read and understands the foregoing provisions and that such provisions are reasonable and enforceable. This Agreement has been jointly drafted by both parties.

[SIGNATURE PAGE FOLLOWS]

MAX CAPITAL GROUP LTD.

By:

Name:

Title:

Peter A. Minton

Executive

Exhibit A

DEED OF GENERAL RELEASE

1. Termination of Employment. Peter A. Minton (“Executive”) and Max Capital Group Ltd. (“Company”) enter into this Deed of General Release (this “General Release”) and acknowledge that Executive’s last day of employment with the Company is       (the “Termination Date”).

2. Full Release. In consideration of the amounts set forth in the Employment Agreement, by and between the Company and Executive, dated as of July      , 2007 (the “Employment Agreement”) Executive, for himself, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges Company, its officers, directors, employees, agents, insurers, subsidiaries, parents, affiliates, successors and assigns (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Company Entities”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, through the date of this General Release, against the Company Entities arising out of or in any way related to Executive’s employment or termination of his employment; provided, however, that this shall not be a release with respect to any amounts and benefits owed to Executive pursuant to the Employment Agreement upon termination of employment, Executive’s equity grants in the Company, employee benefit plans of the Company, or Executive’s right to indemnification and directors and officers insurance as provided in Section 10 of the Employment Agreement.

3. Waiver of Rights Under Other Statutes. Executive understands that this General Release waives all claims and rights Executive may have under certain statutes, if applicable, including, without limitation, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (“ADEA”), Title VII of the Civil Rights Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Bermuda Employment Act 2000; the Bermuda Human Rights Act 1981; and under all other statutes, regulations, common law, and other laws in any and all jurisdictions (including, but not limited to, Bermuda) that in any way relate to Executive’s employment or the termination of his employment.

4. Informed and Voluntary Signature. No promise or inducement has been made other than those set forth in this General Release. This General Release is executed by Executive without reliance on any representation by Company or any of its agents. Executive hereby acknowledges that he has read and understands this General Release and that he affixes his signature hereto voluntarily and of his own free will.

5. Waiver of Rights Under the Age Discrimination Act. Executive understands that this General Release, and the release contained herein, waives all of his claims and rights under the ADEA. The waiver of Executive’s rights under the ADEA does not extend to claims or rights that might arise after the date this General Release is executed. The monies to be paid to Executive hereunder are in addition to any sums to which Executive would be entitled without signing this General Release. For a period of seven (7) days following execution of this General Release, Executive may revoke the terms of this General Release by a written document received by the General Counsel of the Company on or before the end of the seven (7) day period. The General Release will not be effective until said revocation period has expired. Executive acknowledges that he has been given up to 21 days to decide whether to sign this General Release. Executive has been advised to consult with an attorney prior to executing this General Release and has been given a full and fair opportunity to do so.

6. Miscellaneous.

(a) This General Release shall be governed in all respects by the laws of the State of New York without regard to the principles of conflict of laws.

(b) In the event that any one or more of the provisions of this General Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this General Release is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c) This General Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) The paragraph headings used in this General Release are included solely for convenience and shall not affect or be used in connection with the interpretation of this General Release.

(e) This General Release and the Employment Agreement represent the entire agreement between the parties with respect to the subject matter hereto and may not be amended except in a writing signed by the Company and Executive. If any dispute should arise under this General Release, it shall be settled in accordance with the terms of the Employment Agreement.

(f) This General Release shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors, and assigns of the Company Entities and the Releasors.

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IN WITNESS THEREOF, Executive and Company have executed this deed as a General Release on this      day of      ,      .

MAX CAPITAL GROUP LTD.

By:

Name:

Title:

Peter A. Minton

(SIGNED, SEALED AND DELIVERED IN HAMILTON, BERMUDA)